UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2023

Kidpik Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41032	81-3640708
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Park Avenue South, 3rd Floor New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 399-2323

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PIK	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Debt Conversion Agreement

On September 18, 2023, Kidpik Corp. (the “Company”) entered into a Debt Conversion Agreement (the “Debt Conversion Agreement”) with Ezra Dabah, the Chief Executive Officer and Chairman of the Company (“Dabah”).

Pursuant to the Debt Conversion Agreement the Company and Dabah agreed to convert an aggregate of $1,200,000 of principal owed by the Company to Dabah under certain outstanding promissory notes dated (a) September 23, 2021 ($500,000); (b) October 8, 2021 ($500,000); and (c) October 26, 2021 (of which $500,000 is outstanding, and of which $200,000 was subject to the Debt Conversion Agreement)(collectively, such $1,200,000 of promissory notes, the “Converted Notes”), into an aggregate of 1,553,800 shares of restricted common stock of the Company (the “Debt Conversion Shares”).

The conversion price was equal to the greater of the closing consolidated bid price on the date the Conversion Agreement was entered into (or the prior day’s closing consolidated bid price in the event that the agreement was entered into during market hours), and $0.7723 per share, provided that because $0.7723 was above the closing consolidated bid price, the conversion price was fixed at $0.7723 per share.

Pursuant to the Debt Conversion Agreement, which included customary representations and warranties of the parties, Dabah agreed that the shares of common stock issuable in connection therewith were in full and complete satisfaction of amounts owed under the Converted Notes, including all accrued and unpaid interest thereon, if any, which was forgiven by Dabah upon his entry into the Debt Conversion Agreement.

The issuance of the Debt Conversion Shares increases Dabah’s beneficial ownership of the Company’s common stock (when including shares subject to a voting agreement which Dabah is a party to and shares owned by his wife, which he is deemed to beneficially own) to approximately 68.1% of the Company’s outstanding common stock, compared to approximately 61.7% of the Company’s outstanding common stock prior to the issuance.

The foregoing summary of the terms of the Debt Conversion Agreement is not complete and is qualified in its entirety by reference to the full text of the Debt Conversion Agreement, which is filed as Exhibit 10.1 to this Current Report and is incorporated in this Item 1.01 by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information and disclosures set forth in Item 1.01 above are incorporated into this Item 3.02 by reference in their entirety. The Company claims an exemption from registration pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), for the issuance of the Debt Conversion Shares, since the offer and sale of such shares did not involve a public offering and the recipient was an “accredited investor”. The securities were offered without any general solicitation by us or our representatives. No underwriters or agents were involved in the foregoing issuances and we paid no underwriting discounts or commissions. The securities are subject to transfer restrictions, and the certificates evidencing the securities will contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. The securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Item 7.01. Regulation FD Disclosure.

On September 18, 2023, the Company issued a press release announcing the entry into the Debt Conversion Agreement, which is attached as Exhibit 99.1 hereto and incorporated by reference herein.

The information contained in, or incorporated into, this Item 7.01 of this Current Report, is furnished under Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act or the Exchange Act regardless of any general incorporation language in such filings.

Item 8.01. Other Events.

As a result of the transactions contemplated by the Debt Conversion Agreement, the stockholders’ equity of the Company as of September 18, 2023 is greater than $5 million (unaudited).

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1*#	Debt Conversion Agreement dated September 18, 2023, by and between Kidpik Corp. and Ezra Dabah
99.1**	Press Release dated September 18, 2023
104	Inline XBRL for the cover page of this Current Report on Form 8-K

*	Filed herewith.
**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 18, 2023

Kidpik Corp.

By:	/s/ Ezra Dabah
Name:	Ezra Dabah
Title:	Chief Executive Officer